QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of SL Green Realty Corp. for the registration of common stock and to the incorporation by reference therein of our reports (a) dated August 11, 2006 with respect to the Statement of Revenues and Certain Expenses of 609 Fifth Avenue, New York, New York, (b) dated August 8, 2006 with respect to the Statement of Revenues and Certain Expenses of 521 Fifth Avenue, New York, New York, both included in the Current Report (Form 8-K/A) dated June 30, 2006 filed with the Securities and Exchange Commission.

/s/ BERDON LLP Certified Public Accountants
New York, New York October 17, 2006

QuickLinks

Consent of Independent Registered Public Accounting Firm